Exhibit 10.51

FIRST AMENDMENT TO STANDARD COMMERCIAL LEASE

THIS FIRST AMENDMENT TO STANDARD COMMERCIAL LEASE ("First Amendment") is entered into as of the 9th day of June, 2006 by and between Vantage Development #21, Inc. ("Landlord") and INX Inc., formerly known as I-Sector Corporation ("Tenant").

RECITALS:

1.            Landlord and Tenant entered into that certain Standard Commercial Lease dated April 10, 2004 (the "Lease") for lease of approximately 24,081 square feet of space at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057, as shown on Exhibit A of the Lease (the "Leased Premises") in the project known as Waters Ridge Tech Center I, Lewisville, Texas (the "Project").

2.            Landlord and Tenant desire to amend the Lease by, among other things, increasing the size of the Leased Premises by 4,398 square feet for a total size of 28,479 square feet.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Lease and Guaranty are amended as follows:

1.     The Leased Premises shall contain approximately 28,479 square feet and is identified on Exhibit "A" attached hereto as "24,081 S.F. Leased" ("Original Leased Premises") and "4,398 S.F. Expansion" ("Expansion Premises"). The foregoing shall be collectively referred to as the Leased Premises.

2.     The Commencement Date for the Original Leased Premises was June 1, 2004. The Commencement Date for the Expansion Premises shall be the latter to occur of (a) August 1, 2006, or (b) the date of substantial completion of the Landlord Improvements to the Expansion Premises. If the date of substantial completion occurs prior to August 1, 2006, Tenant may occupy the Expansion Premises subject to the terms of the Lease, with the exception of payment of Base Rent and Additional Rent, which will not commence until August 1, 2006..

3.     The Termination Date for the Lease (including the Original Leased Premises and Expansion Premises) shall be June 30, 2010.

4.     Base Rent for the Original Leased Premises from the Commencement Date to the day prior to the Commencement Date for the Expansion Premises shall remain unchanged. Base Rent for the Leased Premises (including the Original Leased Premises and Expansion Premises) from the Commencement Date for the Expansion Premises to the Termination Date shall be as follows:

a.   Commencement Date Expansion Premises — May 31, 2008: $23,732 per month;
b.   June 1, 2008 — June 30, 2010: $26,106 per month.

5.         Upon the Commencement Date for the Expansion Premises, Tenant's Pro Rata Share of Taxes and Insurance, and Operating Expenses shall be increased to include the Expansion Premises.

6.         Tenant acknowledges that all Landlord Improvements to be constructed to the Original Leased Premises have been completed in accordance with the Lease and are acceptable.

7.         Landlord and Tenant acknowledge that all Landlord Improvements to the Expansion Premises shall be constructed by Landlord in accordance with the following:

a.    Landlord will complete the construction of the improvements to the Expansion Premises, (the "Landlord Improvements"), in accordance with plans and specifications agreed to by Landlord and Tenant, subject to approval by local regulatory authorities (the "Expansion Plans"), which Expansion Plans are made a part of this Lease by reference. Tenant shall provide Landlord information regarding its interior layout ("Interior Criteria") on or before June 5, 2006. Landlord shall prepare the Expansion Plans based on the Interior Criteria and deliver them to Tenant within ten (10) days thereafter. Tenant shall execute a copy of the Expansion Plans, setting forth the amount of any costs to be borne by Tenant, within seven (7) days of receipt of the Expansion Plans. In the event Tenant fails to timely deliver the Interior Criteria or execute the Expansion Plans within the seven (7) day period (a "Tenant Delay"), then promptly following substantial completion of the Landlord Improvements, Landlord shall notify Tenant, in writing, of the date upon which substantial completion of the Landlord Improvements would have occurred but for such Tenant Delay, and the first business day following such date shall thereafter be deemed to be the Commencement Date for the Expansion Premises for all purposes under the Lease. Tenant shall pay to Landlord, within five (5) calendar days of receipt of such written notice (which notice shall include a summary of the Tenant Delay), the per diem Base Rent and Additional Rent times the number of days between the Commencement Date that would have otherwise been established but for the Tenant Delay (as determined by Landlord's space planner), and the first business day following the date of substantial completion of the Landlord Improvements.

Any changes or modifications to the Expansion Plans must be made and accepted by written change order or agreement signed by Landlord and Tenant and will constitute an amendment to this Lease. Any Landlord Improvements made by Landlord are the property of Landlord and must be surrendered to Landlord upon the termination of this Lease without credit to Tenant. Upon completion of any Landlord Improvements, Landlord shall provide and Tenant shall acknowledge receipt and acceptance of "as-built plans" of all work done in accordance with this

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Paragraph 7a. Tenant acknowledges that the cost of any Landlord Improvements shall include the reasonable cost of preparation of the Expansion Plans and a construction management fee payable to Landlord of five percent (5%) of the total cost of construction of the Landlord Improvements.

b.    Landlord shall provide Tenant an interior finish allowance (the "Tenant Finish Allowance") of $28,720 for the Landlord Improvements. Upon, completion and approval by Landlord and Tenant of the Expansion Plans in accordance with Paragraph 7a above, Landlord shall competitively bid the Expansion Plans to three (3) contractors, one of which may be chosen by Tenant. Following receipt of the bids, Landlord will provide a copy of each bid to Tenant and the lowest bid that conforms to Landlord's bid package, shall be selected to construct the Landlord Improvements.

In the event the cost (as evidenced by the selected bid) of the Landlord Improvements called for by the Expansion Plans (including the reasonable cost associated with the preparation of the. Expansion Plans and Landlord's construction management fee) exceeds $28,720 Landlord shall notify Tenant in writing, at which point Tenant shall deposit the excess amount with Landlord, who in turn shall deposit such amount into an interest bearing account with a national financial association, selected by Landlord. All interest earned on such account shall be for Tenant's benefit. Funds from this account shall be disbursed exclusively for the Landlord Improvements, such disbursement to be commenced once the cost of the Landlord Improvements as constructed have exceeded $28,720. Disbursements shall be made from time to time but at least every two (2) weeks, based on the progress of the work as certified by Landlord's architect, such certification to be in a form as may be reasonably required by Landlord. To the extent that all funds in excess of $28,720 (including accrued interest thereon) are not used for the Landlord Improvements, they shall be returned to Tenant within thirty (30) days following completion of Landlord Improvements.

8.   Tenant represents and warrants that Tenant has dealt with no broker except Swearingen Realty Group ("Broker"), and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Landlord agrees to indemnify and hold Tenant harmless from and against any liabilities or claims arising with respect to Broker or any other broker or similar parties whose claim arises by, through or on behalf of Landlord. Tenant agrees to indemnify and hold Landlord harmless from and against any liabilities or claims (and costs of defending against and investigating such claims) of any other broker or similar parties whose claim arises by, through or on behalf of Tenant

9.         Exhibit "A" to the Lease is hereby deleted in its entirety and replaced with Exhibit "A" attached hereto.

10.       Except as set forth herein, the Lease shall remain unchanged and the parties ratify the terms thereof, as amended herein.

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.

LANDLORD:		TENANT

Vantage Development #21, Inc.		INX Inc.

By:	/s/ Frederick L. Albrecht	By	/s/ Mark Hilz
Name:	Frederick L. Albrecht	Name:	Mark Hilz
Title:	President	Title:	Chief Operating Officer